Exhibit 99

                       Independent Accountants' Report


To the Stockholders and
Board of Directors
First Federal Bancorp, Inc.
Zanesville, Ohio


We have audited the accompanying consolidated balance sheets of First Federal Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the two years in the period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of First Federal Bancorp, Inc. for the year ended September 30, 1999, were audited by other auditors whose opinion dated October 15, 1999 was unqualified.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Federal Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for the two years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Cincinnati, Ohio
October 24, 2001